Exhibit 10.11

Dated this                    day of                  , 20

Between

ANTHARAS HILLS SDN BHD

(Company No. 201701030338 (1244508-U))

(“Developer”)

AND

STRAITS PERKASA SERVICES SDN BHD

(Company No. 199101010348 (220660-M))

(“Landowner”)

JOINT VENTURE AGREEMENT

Developer’s Solicitor

MESSRS JOSEPH TING & CO.

Advocates & Solicitors

Suite 5 - 14, 6th Floor,

IOI Business Park

No. l, Persiaran Puchong Jaya Selatan

471 70 Puchong, Selangor

Tel: 03-80708090

Fax: 03-80708089 /03-80708039

File Reference:

Landowner’s Solicitor

MESSRS JAL & LIM

Advocates & Solicitors

No. A-43-01, Jalan Molek l/5A

Taman Molek

81100 Johor Bahru, Johar

Tel: 07-351.4848

Fax: 07-351 4488

File Reference:

LSS/CSJ/JVA/JI 4221/22/03

JOINT VENTURE AGREEMENT

THIS AGREEMENT is made this           day of                      2022

BETWEEN

1.	ANTHARAS HILLS SDN BHD (Company No. 201701030338 (1244508-U)) a company incorporated in Malaysia with its business address at 140, Jalan Maarof, Bukit Bandaraya, Bangsar 59100 Kuala Lumpur hereinafter referred to as the “Developer”) of the one part;

AND

2.	STRAITS PERKASA SERVICES SDN BHD {Company No. 199101010348 (1244508- M))),with its business address at PLO 404, Jalan Perak, Pasir Gudang Industrial Estate, 81700 Pasir Gudang, Johar, Malaysia (hereinafter referred to as “the Owner”) of the other part.

WHEREAS:

(I)	The Owner is the registered owner of all that piece of freehold land held under HSD 354622, PTD 103475, Mukim Tebrau, Daerah ,lohor Bahru, Negeri Johor Bahru measuring approximately 4039.4384 (hereinafter referred to as “the said Land”).

(2)	The said Land is currently charged to AMBANK ISLAMIC BERHAD (Company No.199401009897 (295576-U))) vide Charge Presentation No. 65722/2013, 62352/2014 and 22328/2020 (hereinafter referred to as “the Existing Chargee”). It is expressly stated under the document of title to the Property that as follow:

“EXPRESS CONDITION

i.	Tanah ini hendaklah digunakan untuk Stesen Pam Minyak dan kegunaan Servis Kereta yang berkaitan dengannya, dibina mengikut pelan yang diluluskan oleh Pihak Berkuasa Tempatan yang berkenaan.

ii.	Segalah kekotoran dan pencemaran akibat daripada aktiviti ini hendaklah disalurkan/dibuang ke tempat-tempat yang telah ditentukan oleh Pihak Berkuasa Berkenaan.

iii.	Segala dasar dan syarat yang ditetapkan dan dikuatkuasakan dari semasa kesemasa oleh Pihak Berkuasa Berkenaan hendaklah dipatuhi.

RESTRICTION IN INTEREST: NIL”

(3)	The Owner is desirous of granting the Developer the right to develop the said Land into of one (1) block of serviced office/residence suites with all the necessary infrastructure and amenities related thereto (hereinafter referred to as the “Development”) in accordance with the layout, engineering and architectural plans and specifications to be approved by the appropriate authorities upon the terms and conditions set forth.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS

(i)	“appropriate authorities” means all statutory and local authorities and/bodies whose permission, consent, license or other form of approval as necessary or required under any Acts, Ordinances, Enactments Regulations, and By-laws to enable the Development to be implemented and the works to be commenced, carried on and completed;

(ii)	“building units” means the serviced office/residence suites in the Development, to be constructed and erected on the said Land; 1

(iii)	“Developer’s Entitlement” means such number of units of building or building lot comprised in the Development as the Developer shall be entitled pursuant to Clause 7. I (b) herein;

(iii)	“infrastructural works” means without prejudice to the generality of Clause 3.1 (v) hereof, the roads and its related ancillary works, side tables of the roads, the drains, the electrical cable, street lighting, water pipes, telephone cables, sewer lines, manholes, and covers and such other utilities amenities and facilities as may be required by the appropriate authorities to be built, constructed, laid upon or installed upon the said Land;

(iv)	“Owner” means the Owner, lawful Administrator, -permitted assign and Attorney of the registered owner;

(v)	“Owner’s Entitlement” means such number of units of building or building lot comprised in the Development as the Owner shall be entitled pursuant to Clause 7. I (a) herein;

(vi)	“Development” means the development of the said Land by the Developer at the Developer’s own costs and expense into one(1) block of serviced office/residence suites with all the necessary infrastructure and amenities related thereto;

(vii)	“said Land” means all the Land mentioned in the recitals hereof including any part thereof;

(viii)	“the Works” means the work to be carried out on the said Land for the Development and without prejudice to the generality of the foregoing all works pursuant to Clause 3.1 hereof; and

(ix)	(“the Purchaser” or “the Purchasers” means the purchaser or purchasers individually or collectively of any of the building of the Development.

IA.	CONDITION PRECEDENT

IA.1	This Agreement is conditional upon the following being fulfilled within six (6) months from the date of this Agreement (hereinafter referred to as the “Cut-Off Date”)

(a)

the Owner shall at its own costs and expenses, carry out conversion of the land use of the said Land (hereinafter referred to as “Conversion of Land”) so that the said Land is ready and available for the Developer to implement the Development

(hereinafter referred to as the “Condition Precedent”)

lA.2	Within one (1) month from the date of this Agreement, the Owner shall submit the application for Conversion of Land to the relevant authorities and thereafter provide all the documents to the Developer. The Owner shall from time to time update the Developer on the progress of the Conversion of Land.

lA.3	(a) If the approval for Conversion of Land granted is subject to terms and conditions that materially and adversely affect either party (hereinafter referred to as the “Affected Party”),. then the Affected Party shall be entitled to give notice in writing to the other Party of its intention to seek a waiver or variation of the terms and conditions imposed with(!’ fourteen (14) days of the Affected Party being notified of such terms and conditions in writing and thereafter, the Owner shall submit the appeal for such waiver or variation (hereinafter referred to as “the Appeal”) within fourteen (14) days of the date of the approval. Until such Appeal has been granted, the Condition Precedent shall not be deemed to have been fulfilled. The Owner shall inform and update the Affected Party on the progress of Appeal from time to time.

(b) In the event the Affected Party fails to give any notice of its intention to seek the Appeal within the afore-mentioned time period, the Affected Party shall be deemed to have accepted the terms and conditions imposed and the Conditions Precedent shall be deemed to have been fulfilled.

(c) In the event the Appeal for such waiver or variation is not approved or the Appeal for waiver or variation is not replied by the Cut-Off Date, the Affected Party may elect either to extend Cut-Off Date for a period of time to be mutually agreed by both parties or to accept the original terms and conditions (provided the Affected Party notifies the other party of such intention within fourteen (14) days of the date the Affected Party is notified of the rejection and/or non-reply of the Appeal in writing or by the Cut-Off Date, as the case may be) in which event, the Condition Precedent shall be deemed to have been fulfilled as at the date the Affected Party notifies the other Party of the decision to accept the original terms and conditions.

(d) In the event that the application for Conversion of Land and/or the Appeal are rejected or if such Appeal is still pending as at Cut-Off Date and the Affected Party decides not to accept the original terms and conditions and/or to appeal against such rejection by giving written notice to the other Party, this Agreement shall cease to have effect and neither party shall have any claim of any nature whatsoever against the other party, except for any antecedent breach of the provisions of this Agreement.

lA.4	In the event that the Condition Precedent cannot be fulfilled by the Cut-Off Date, the parties mutually agree that they shall have the option as follow:

(a)	to extend time(s) to obtain the Condition Precedent for a period to be mutually agreed by both parties (hereinafter referred to as the “Extended Cut-Off Date”). In the event the Condition Precedent is not fulfilled on or before the Extended Cut-Off Date, this Agreement shall be deemed to be mutually terminated and thereafter neither party shall have any claim in whatsoever manner against the other party, except for any antecedent breach of the provisions of this Agreement; or

(b)	the Developer may terminate this Agreement by giving written notice to the Owner and thereupon this Agreement may be of no further force and effect and neither party shall have any claim of any nature whatsoever against the other party, except for any antecedent breach of the provisions of this Agreement.

lB	EXISTING CHARGEE

1B.1	The parties hereby acknowledge that the Land is currently charged to the Existing Chargee vide Charge Presentation No. 65722/2013, 62352/2014 and 22328/2020.

lB.2	TI1e Owner shall within three (3) months from the date of this Agreement to request from the Existing Chargee the redemption statement stating the amount payable to redeem the Land (hereinafter referred to as the “Redemption Sum”).

lB.3	For the purpose to discharge all the charges lodged on the Land by the Existing Chargee:

(a)	the Owner shall at his own costs and expenses to pay the Redemption Sum to the Existing Chargee within three (3) months from the date of receipt of the redemption statement (hereinafter referred to as “Discharge Period”); or

(b)	The Developer shall at the request of the Owner to advance a sum equivalent to the Redemption Sum from the Owner’s Entitlement to the Owner’s solicitor and/or the Existing Chargee..

IB.4	The Owner shall within fourteen (14) days from the date of receipt of the Redemption Sum by the Existing Chargee to procure the following documents from the Existing Chargee:

(a)	the original issue document of title to the Land;

(b)	the duly executed valid and registrable Discharge of Charge;

(c)	the appropriate duplicate charge documents of the existing charge;

(d)	such oilier relevant documents the presentation or endorsement or registration of which are necessary or required by the appropriate authority. for the purpose of perfecting the registration of the discharge of the existing charge.

2	AGREEMENT

2.1	In consideration of the due observance by the parties herein of the terms, conditions, stipulations and covenant herein mentioned and subject to the satisfaction of the Condition Precedent, the Developer at the request of the Owner agrees to implement the Development on the said Land and undertake thereon the works and other duties and obligations pursuant and subject to the terms and conditions hereinafter contained.

2.2	The Developer shall have sole charge of all matters whatsoever relating to the Development and the said Land and is hereby irrevocably empowered by the Owner to carry out the same without any unnecessary or unreasonable interference or interruption whatsoever PROVIDED ALWAYS THAT the Developer shall not be in breach of any of the terms and conditions herein contained and shall carry out the works for the Development diligently and in good faith.

2.3	The parties hereto mutually agree that to the extent as permitted by the appropriate authorities, the plot ratio of the Development shall be 1 to 8 and in the event such plot ratio is not approved by the appropriate authorities, the Developer may elect to terminate this Agreement or to proceed with the Development with revised terms and conditions to be mutually agreed between the parties hereto.

3.	THE WORKS

3.1	The Developer shall at its own entire expense and upon and subject to the terms and conditions herein contained perform in a good and workmanlike manner and where applicable following good engineering and architectural practise the Works in accordance with the plan drawing and specification as shall have been approved by the appropriate authorities. The scope of the Works shall include but not be limited to the following:

(i)	the provisions of detailed architectural, structural, mechanical, electrical. and other necessary drawings and plans for buildings and infrastructure and the submission thereof for the approval of the appropriate authorities and the obtaining of all approvals from the appropriate authorities including the Certificate of Completion and Compliance;

(ii)	the making of all the requisite survey and investigation on the said Land including making special surveys if necessary and investigations or testing which may be required for the proper execution of the Works and the implementation of the Development;

(iii)	employment of consultants and contractors with the labour materials and equipment necessary for the proper execution of the Works and the implementation of the Development;

(iv)	where necessary, filling and leveling of the said Land;

(v)	execution and completion of infrastructural works including all works by way of site preparation the provisions of all amenities and facilities•in respect of and for the Development;

(vi)	maintenance of the site in a proper manner including taking all steps to prevent soil erosion flooding of the site or the adjoining neighbouring lands; and

(vii)	execution and completion of the Works strictly in accordance with the plan. Drawings and specifications as have been approved by the appropriate authorities of the erection and construction of the building units in a workmanlike manner using appropriate materials of reasonable quality.

3.2	Forthwith upon the execution of this Agreement the Developer at their own costs and expense shall prepare or cause to be prepared all such layout and building plans, drawing specifications and other relevant documents relating to the Works as may be further necessary for the purpose of obtaining approvals, licenses, consents and sanctions or any amendments thereof from the appropriate authorities.

3.3	The obligation of obtaining all requisite permissions and approvals from the appropriate authorities and of complying with conditions imposed as terms of such permissions and approvals and of obtaining every necessary sanction under such Acts, Ordinances, Enactments, Instruments, Rules, Regulations of By-’Laws as are relevant and applicable for the. Development (but not Conversion of the Land) shall hereafter be upon the Developer. The Developer shall indemnify and keep the Owner indemnified against all fines and penalties imposed and all losses and damage incurred by the Owner arising out of or by reason of any failure to obtain any such permission approval or sanction as aforesaid and/or of any failure to comply with conditions thereof.

3.4	When any plan, drawings or specifications have been approved by the appropriate authorities, the Developer shall not depart from the plan, drawings and specification as approved nor make any alterations or additions thereto without the approval or consent of the appropriate authorities.

3.5	The Developer shall not in the execution of the Works:

(i)	cause any damage to the adjoining lands and to any installations thereon and to any public highways adjoining the said Land and shall at the Developer’s own cost and expense make good any damage cause thereby and shall indemnify and keep the Owner indemnified against all fines and penalties imposed and losses and damages incuned by the Owner;

(ii)	deposit any materials on the adjoining lands and on the public highways and shall not obstruct the traffic or cause any congestion on the highways and in any event to arrange for the delivery and removal to and from the said Land with as little inconvenience to pedestrians and traffic as possible;

(iii)	deposit soil, clay, mud, and/ or other similar material on the public highways and in the event of any such materials being deposited on the public highways to the satisfaction of the Owner;

(iv)	remove sand, clay, earth, loam, or gravel from the said Land except so far as may be necessary or convenient for the execution of the Works provided that the Developer may use for the purpose of the Works any of .the abovementioned substances which may be executed in the proper execution of the Works;

(v)	be or caused to be nuisance to the neighbouring or adjacent properties.

4.	DEVELOPER’S COVENANTS

4.1	The Developer hereby covenants as follows:

(i)	to enter upon of the said Land for the sole purpose of carrying this Agreement into effect and to undertake the Development strictly according to the approved plans only and to remain thereon for a period expiring on the date of practical completion of the Development and complete sale of the said units or until such earlier termination date effected by the Owner under or pursuant to this Agreement;

(ii)	to take and remove all work materials which shall not be in accordance with approved plans within thirty (30) days after the service of a notice from the Owner requiring the Developer so to do and also to repair and make good defects “or omissions in the Works of any part or parts thereof within such reasonable time after the service of a notice from the Owner requiring the Developer so to do; and the cost incurred thereby shall be at the sole expense of the Developer;

(iii)	to lay out and construct to the satisfaction of the appropriate authorities, proper and sufficient branch and connecting sewers, drains, shafts, traps, gullies and gratings and to drain such branch and connecting sewers and drains into public sewers and publics drains where and when applicable;

(iv)	at all times to co all acts and things including the laying out of all water and electricity connection required by and to conform in all respect with the provisions of any statute and regulation applicable thereto and in accordance with lawful requirements in respect of electricity, gas, water, telephone, and other amenities;

(v)	to carry out the Development on the said Land in conformity with the approved plans;

(vi)	not to do or permit to be done anything whether in connection with the Works or otherwise which may render any policy of insurance effected pursuant to the provisions of this Agreement void or voidable;

(vii)	to produce from time to time at the request and for the inspection of the Owner any or all policies of insurance effected pursuant to the provisions of this Agreement together with sufficient evidence of payments of the current premium in respect thereof;

(viii)	in developing the Development, the Developer shall at the Developer’s own costs and expense, comply with all the provisions and requirements of any Act, Ordinance, Enactment, Rules and regulations for the time being in force in respect of the Development of the said Land and to indemnify and keep the Owner indemnified against all fines, penalties and losses incurred by the Owner by reason of any breach of this clause.

4.2	The Developer shall on its own or jointly with the Owner at the Developer’s own cost and expense apply and obtain from the appropriate authority for the issue of separate individual titles to the individual building units in the Development.

4.3	The Developer shall undertake to provide services and maintenance of the Development from the date the Certificate of Completion and Compliance is being issued until the maintenance of the same is handed over to the local authority.

5	OWNER’S COVENANTS

5.1	The Owner hereto hereby agrees that upon satisfaction of the Condition Precedent and the discharge of charge under Clause lB, the Owner shall deposit the original issue document of titles to the said Land with the Developer for safe custody.

5.2	For the purpose of carrying into effect the terms and conditions contained herein the Owner shall perform execute and do all or any acts deeds or things which are necessary or expedient and in particular (but without prejudice to the generality of the foregoing) the Owner hereby covenants and undertakes:

(a)	to surrender such portions of the said Land to the appropriate authorities as and when required to do so by the latter for public purposes;

(b)	to agree and accept without reservation all conditions that are imposed by the appropriate authorities for the approval of the proposed Development on the said Land and in this connection to comply with or otherwise satisfy such of the conditions that are imposed by the appropriate authorities which are on the part of the Owner to be complied with or satisfied.

5.3	Where applicable and if so required, the Owner shall at the costs and expenses of the Developer sign all documents to enable the Developer to comply with and or agrees to comply with Rules 5 (5) (a), 10 & 11 of the Housing Developers (Control and Licensing) Regulations 1989.

5.4	For the purpose of giving effect to the provisions of this Agreement, the Owner hereby for valuable consideration covenants to execute on the date of execution of this Agreement:

(a)	an irrevocable Power of Attorney in favour of the Developer or its nominee or nominees empowering the Developer to enter into sale and purchase agreements on the Owner’s behalf in relation to the sale of the Developer’s Entitlement in the Development and for the endorsement to be made on any Deed of Assignment in respect of any loans documents required by the financiers for the purchasers of the units developed on the said Land; and

(b)	an irrevocable Power of Attorney in favour of the Developer or its nominee or nominees empowering the Developer to, upon the issuance of the individual titles for the buildings in the Development, execute the memorandum of transfer to transfer the title for the individual parcels of units developed on the said Land, together with the accessory parcels, if any, to the purchasers of the units developed on the said Land or if those units under Developer’s Entitlement are unsold then to transfer the title to the unsold units to the Developer;

(c)	an irrevocable Power of Attorney in favour of the Developer or its nominee empowering the Developer to carry out and do all the acts, things and matters as required under this Agreement for the Development.

PROVIDED THAT the execution of the Power of Attorney by the Owner and all acts matters and whatsoever carried out, undertaken and performed by the Developer on behalf of the Owner by reason of and/or pursuant to the terms and powers contained in the Power shall not in any way render the Owner liable in any way to any liability, penalty, damages, costs, and expense to any third party or to the appropriate authority in respect of and incidental to the preparation and submission of the aforesaid documents and plans. Upon completion of the preparation and signature of the said plans, drawings, specification and other documents, the Developer shall forthwith submit them to all appropriate authorities for approval and the Developer shall be solely and wholly responsible and liable for the same.

5.5	The Owner shall deliver vacant possession of the said Land to the Developer upon fulfillment of the Condition Precedent PROVIDED ALWAYS THAT the Developer shall not be entitled to commence any development work (save for survey works) until the building plans are approved and the relevant consent and permission have been obtained from the competent authorities.

5.6	The Owner shall not do or permit to be done any act matter or thing which may in any manner interfere with the development of the said Land and shall refrain from entering into or upon the designated Owner’s Entitlement. units or the building units during the time when construction work is in progress. If the Owner visits the construction sites on the said Land they may do _so at the Owner’s own risk and the Developer shall not be liable in any manner whatsoever for any injury that may be suffered by the Owner or for any damage to the Owner’s belongings during the visitation.

5.7	The Owner hereby warrants and represents that save and except to the charges in favour of the Existing Chargee mentioned in this Agreement, the said Land is free from any mortgage or charge lien or easement or right of way or encumbrance whatsoever and that the Owner has not entered into any other agreement that encumbers or affects the said Land or any part thereof and there is no claim or interest whatsoever from any third party in respect of the said Land or the development of the same and the Owner shall not further encumber the said Land in any manner whatsoever.

5.8	The Owner hereby warrants and represents that the said Land or any part thereof have not been acquired or would become the subject matter for acquisition by the Government or other local authority. If before the approval of the subdivision, the whole land or any part thereof shall be acquired by the Government (which expression shall mean the publication of a notification in the Malaysian Government Gazette under the provisions of Section 8 of the Land Acquisition Act 1968) the Owner shall be entitled to receive all compensation money payable by the Government subject to the Owner paying the Valuers and Solicitors’ costs in respect of the land acquisition proceedings. The Owner shall not be required to pay for or contribute towards any costs and expenses of the survey conversion fees or any development charges thrown away by reason of the land acquisition. The Developer shall be entitled to make its own claims to the Collector of Land Revenue for the abortive costs and expenses and shall be entitled to retain all compensation money for such abortive costs and expenses (if such compensation is paid by the Collector).

5.9	In the event that the Developer shall be desirous of obtaining financial assistance (hereinafter referred to as the “Developer’s Loan”) from a bank or financial institution (hereinafter referred to as the “Developer’s Financier”) to fund the costs of the Development, the Owner shall subject to the terms and conditions imposed by the Developer’s Financier, permit the charging of the said Land in favour of the Developer’s Financier as security for the Developer’s Loan provided by the Developer’s Financier in such fonn as may be required by the Developer’s Financier and shall within fourteen (14) days from the date of receipt thereof, execute all such documents as may be necessary for the creation of the charge in favour of the Developer’s Financier Provided That the charge to be lodged by the Owner in favour of the Developer’s Financier under this clause shall be a third party charge and the directors of the Developer shall execute a letter of guarantee in favour of the Developer’s Financier, to be jointly and severally liable for the payment of the Developer’s Loan.

6	PROGRESS OF WORK

6.1	The Developer shall keep the Owner informed of the progress of the Development where requested in writing and the Developer shall make available all project papers, status of development and minutes of meeting for the development to the Owner for inspection.

7.	CONSIDERATION

7.1	In consideration of the due observance by the parties hereto of the several covenants, agreements and stipulations ·as contained in this Agreement and in consideration of the Owner agreeing to provide the said Land for the Development to be carried out by the Developer upon the terms herein contained, it is expressly agreed and declared that the respective parties’ rights and entitlement over the Development shall be as follow:

(a)	The Developer shall at their own costs and expense construct and complete for the Owner such number of units of saleable or lettable buildings comprised in the Development as shall be equivalent to Thirteen per centum (13%) of all buildings as approved to be developed within the Development for each phase of the Development (hereinafter referred to as “the Owner’s Entitlement”);

(b)	The Developer shall be entitled to such number of units of saleable or lettable buildings comprised in the Development equivalent to Eighty Seven per centum (87%) for all buildings as approved to be developed on the Development (hereinafter referred to as “the Developer’s Entitlement”).

7.2	For the purpose of determining the Owner’s Entitlement units, the parties shall discuss and mutually agree on the building units to be classified as the Owner’s Entitlement within three (3) months prior to the date of official public sale launch of the Development. Once the parties mutually agree on the Owner’s Entitlement, such building units classified as the Owner’s Entitlement shall be final and binding on the parties hereto. For the avoidance of doubt, the proportion of the Owner’s Entitlement shall apply to building units where the prices are controlled or prescribed by the Government and the building units where the prices are not controlled, the Bumiputra reserved units and the non-Bumiputra reserved units, the intermediate units and end units and all other types of building units in the Development by whatsoever name called separately.

7.3	The Owner hereby covenants, agrees and undertakes that the Owner shall not assign, sell or otherwise dispose of any of the Owner’s Entitlement building units until the Owner’s Entitlement units have been delivered by the Developer to the Owner together with the Certificate of Compliance and Completion duly issued by the Developer’s architect or until the Developer has achieved Ninety Five per centum (95%) sale of the Developer’s Entitlement units, whichever shall be the earlier PROVIDED ALWAYS THAT the Owner shall not under any circumstances assign, sell or otherwise dispose of any of the Owner’s Entitlement units at a price which shall be lower than the Developer’s prevailing selling price until the expiry of Two (2) year after the Owner’s Entitlement units are handed over by the Developer to the Owner togethef with the Certificate of Compliance and Completion or until the Developer has achieved Ninety Five per centum (95%) sale of the Developer’s Entitlement units, whichever shall be the earlier.

7.4	Notwithstanding the provision in Clause 7.3 hereinabove, the Owner shall be entitled to assign, sell or otherwise dispose of any of the Owner’s Entitlement building units prior to the Developer achieving Ninety Five per centum (95%) sale of the Developer’s Entitlement units in the event that the selling price of the Owner’s Entitlement units is higher than the selling price of the Developer’s Entitlement units (comparing with the similar types) and all such sale of the Owner’s Entitlement units shall be handled by the Developer sales team and the Developer shall b.e entitled to collect all booking fees, progress payments and all other payments of any kind whatsoever which may at any time be due or from time to time become due from the sale of such Owner Entitlement units comprised in the Development and to issue receipts for all such payments received on behalf of the Owner in respect of such Owner’s Entitlement and hold all such sums received on the Owner’s behalf on trust for the Owner PROVIDED ALWAYS THAT the Developer shall within Fourteen (14) days from the date of receipt of all payments in respect of the sale of the Owner’s Entitlement units release such payment to the Owner and PROVIDED FURTHER THAT the Owner shall be liable to pay to the Developer a sum equivalent to three to five per centum (3-5%) of the proceed of sale of the Owner’s Entitlement units to defray the administrative and :marketing costs and the sale agents’ commission for the disposal of the Owner’s Entitlement units.

7.5	The Developer is not bound and shall be under no obligations to carry out any deviations or alterations or extra work on the Owner’s Entitlement units as may be required by the Owner, and the Owner shall not be entitled to alter or deviate from the building plans and Specifications nor shall be entitled unilaterally to require the Developer to or to engage any other person firm or company to do any additional or other works to the Owner’s Entitlement units unless and until a Certificate of Compliance and Completion in respect of the same have been issued. However, the Developer may, on the written request of the Owner, at the Developer’s sole discretion agree to carry out such alterations, deviations or extra work if these do not involve or require the amendment of the approved building plans or the submission of further plans PROVIDED ALWAYS THAT the cost and expenses of such alterations, deviations and extra works as quoted by the Developer shall have to be paid by the Owner to the Developer.

8	INSURANCE AGAINST INJURY TO PERSONS AND DAMAGE TO PROPERTY

8.1	The Developer shall at the Developer’s own costs and expense effect and maintain and shall cause an all risk insurances as are necessary to cover the liability of the Developer or as the case may be of any such contractor in respect of person injuries or death arising out of or in the course of or by reason of the execution of the Works and caused by any negligence, omission, breach of agreement or default of the Developer its servants or agents or as the case may be of any such contractor his servants or agents.

8.2	The Developer shall at the Developer’s own costs and expense effect and maintain insurances for such amount of indemnity as may be agreed by the Owner and the Developer in respect of any expense, liability, loss, claim or proceedings which may incur or sustain by reason of damage to any properly (including the Works and any other property of the Owner) caused by collapse, subsidence, vibration, weakening or removal of support or by reason of the carrying out of the Works and implementing the Development.

8.3	Such insurance as referred it under Clauses 8.1 and 8.2 hereof shall be effected and maintained in the joint names of the Owner and the Developers and where applicable of any contractor. The Developer shall produce the relevant policy or policies of the insurance together with receipts in respect of premiums paid to be deposited with the Owner.

9	WORKMEN’S COMPENSATION AND SOCSO

9.1	The Developer shall be liable for and shall indemnify the Owner and servants from all liabilities arising out of any claim by any and every workman employed in and for the performance of this Agreement for payment of compensation under or by virtue of the Workmen’s Compensation Ordinance 1952 and the Employee Social Security Act 1969 or any other law amending or replacing such law and from all costs and expenses and consequential thereto.

9.2	Without prejudice to its liability to indemnify the Owner under Clause 9.1 hereof the Developer shall at its own cost and expense take out the joint names of the Owner and the Developer and any contractor a policy of insurance from an approved insurance company as is necessary to cover the liability of the Developer in respect of workmen employed by the Developer and by its contractors.

9.3	The said policy or policies so taken out shall be deposited with the Developer and the Developer shall maintain it or them in full force and effect payment of all premiums from time to time on the first day which the same ought to be paid and forward to the Owner the receipt in respect of premium paid whether demanded or not.

9.4	The Developer will not be required to take out any workmen’s compensation insurance policy under Clause 9.2 hereof if the workers employed in the Works are liable for coverage under the Employees Social Security Act, 1969. In such a case the Developer shall register its employees and contribute under the Social Security (SOCSO) Scheme in the places where the SOCSO is implemented and comply with the provisions of the said Act.

10.	INSURANCE OF WORKS

10.1	The Developer shall at the Developer’s own costs and expense in the joint names of the Owner and the Developer insure or cause to be insured against loss and damage by fire, lightning, explosion, storm, tempest, flood, bursting, or overflowing of water tanks apparatus or pipes aircraft and other aerial devices or articles dropped therefrom, riot and civil commotion all work executed and all unfixed materials and goods delivered to be placed on or adjacent to the said Land and intended for the Works (but excluding temporary buildings plant tools and equipment owned or hired by the Developer or any contractor) and shall keep such work materials and goods so insured until practical completion.

11.	COMPLETION, DELAY AND EXTENSION OF TIME

11.1	The Development shall be completed, to the extent that the Certificate of Practical Completion for the building units for to be developed in the Development shall have been issued by the Architect in charge for the Development, by the Developer not later than sixty (60) months from the date when the Advertising Permit and Developer’s License has been duly obtained from all the relevant authority (hereinafter referred to as “the Completion Period”) subject to any extension which the parties may mutually agree upon (hereinafter referred to as “the Extended Completion Period”).

11.2	Upon it becoming reasonably apparent that the progress of the Works is delayed the Developer shall forthwith give written notice of the causes of delay to the Architect in charge of the Development and if in the opinion of the Architect the completion of the Works is likely to be delayed beyond the date for completion as provided herein or beyond the completion previously fixed under this Clause hereof:

(i)	By Force Majeure;

(ii)	by any other reasons acceptable to the Architect;

then the Architect shall soon as it is able to estimate the length of the delay beyond the date aforesaid make a request for approval in writing from the Owner for a fair and reasonable extension of time for completion of the Works. Such approval for the extension of time shall not be unreasonably withheld by the Owner.

11.3	For the purpose hereof, an event of Force Majeure shall mean an event, condition or circumstance beyond the reasonable control and without the fault or negligence of the party claiming Force Majeure, which, despite all reasonable efforts of the party claiming Force Majeure to prevent it or mitigate its effects, causes a material delay or disruption in the performance of any obligation imposed hereunder. Force Majeure shall include, but not be limited to:

(i)	unusually severe weather conditions,

(ii)	acts of God or acts of public enemies or terrorists or acts of war,

(iii)	riots

(iv)	accident, earthquake, sabotage or fire,

(v)	expropriation or compulsory acquisition,

(vi)	Governmental intervention or delay in granting any approvals by the relevant authorities or any movement control order or orders announced by the government due to pandemic;

(vi)	unavailability of fuel supply and building material.

PROVIDED ALWAYS:

(i)	The Developer shall use constantly its best endeavours to prevent delay or further delay in the progress of the Works howsoever caused;

(ii)	The Developer shall do all that may reasonably be required to proceed with the Works;

(iii)	Such delay of the Works under Clause 11.2 must not be attributable to the Developer including but not limited to financial issues of the Developer and/or delay in the payment for relevant costs and expenses to enable the Architect and/or the relevant parties to carry out the Works.

12	DISPOSAL OF BUILDING UNITS

12.1	The Developer shall be deemed to be the absolute owner of all the building units classified as the Developer’s Entitlement pursuant to Clause 7.l(b) hereof and the Developer shall be entitled to sell the building·units save and except the Owner’s Entitlement at the prices to be determined by the Developer at its own and absolute discretion. The proceeds of sale of any or all of the buildings units save and accept the Owner’s Entitlement shall belong to the Developer absolutely. The Owner hereby covenants and agrees that the Owner shall not under any circumstances sell the Owner’s Entitlement units at a price which shall be lower than the Developer’s selling price without the prior approval of the Developer until the expiry of Two (2) year after the Owner’s Entitlement units are handed over by the Developer to the Owner together with the Certificate of Compliance and Completion or until the Developer has achieved Ninety Five per centum (95%) sale of the Developer’s Entitlement units, whichever shall be the earlier.

12.2	The Owner hereby agrees and undertakes that it will enter into agreement for sale with the Purchasers of the building units to which the Developer shall be wholly entitled to under this Agreement, which the Developer shall decide to sell. The Owner further agrees to execute an irrevocable power of attorney in favour of the Developer to complete and do any act and thing and to execute any instrument as the Developer may require for the sale and/or transfer of the legal title and beneficial ownership of the building units comprised in the Development (including the subdivided titles thereof) to the purchasers in accordance with the provisions hereof including but not limited to sale and purchase agreement and memorandum of transfer.

13	RELATIONSHIP OF PARTIES

13.1	Nothing herein contained shall be deemed to constitute a partnership between the parties hereto nor shall there be a relationship of employer and employee between the parties hereto. It is hereby declared by the Owner and the Developer that this Agreement shall not create any fonn of partnership whatsoever between them and nothing in this Agreement shall be construed to make any party hereto the partner, representative or agent of any other party and neither party shall hold himself out or represent himself to be a partner, representative or agent of the other party hereto nor shall any party be liable for or bound by any act commission of the other party.

14            TRANSFER OF TITLES

14.1	Upon issuance of separate individual titles under Clause 4.2, the Owner shall execute in favour of the Purchasers valid and registerable transfers in respect of the units purchased by the Purchasers and shall deliver such transfers anti the relevant documents of the title and other documents necessary to enable the transfers to be registered in favour of the purchasers. For this purpose, the Developer shall be entitled to exercise the power granted by the Power of Attorney stated in Clause 5.4 hereinabove to effect the requisite transfer.

14.2	For any unsold Developer’s Entitlement units, the Owner hereby agrees that the Owner shall execute in favour of the Developer valid and registerable transfers in respect of the unsold Developer’s Entitlement and shall deliver such transfers and the relevant documents of the title and other documents necessary to enable the transfers to be registered in favour of the Developer.

15.	QUIT RENTS AND OUTGOINGS

15.1	All quit rents, rates, taxes, assessments and outgoings payable in respect of the said Land up to the date of satisfaction of Condition Precedent shall be borne and paid by the Owner and all quit rents, rates, taxes, assessments and outgoings payable in respect of the said Land after the date of satisfaction of Condition Precedent shall be borne and paid by the Developer.

15.2	The Developer’s liabilities under this Clause hereof shall continue in force notwithstanding that it may have sold or otherwise parted with possession of any of the Developer building units.

16.	TERMINATION OF AGREEMENT BY OWNER

16.1	Without prejudice to any rights of remedies, which the Owner may possess, if the Developer shall make default in any one or more of the following respects that is to say:

(i)	If the Developer without reasonable cause abandons the .carrying out of the Works for a period of more Nine (9) months (except where there is force majeure or where the suspension is required by the appropriate authorities or imposed by the appropriate authorities) before completion thereof; or

(ii)	If the Developer shall fail to commence construction work on the Development after achieving fifty per centum (50%) sales of the Developer’s Entitlement units in the Development; or

(iii)	Becomes insolvent or compounds with or makes arrangement with its creditors; or

(iv)	Has a winding up proceedings commenced against the Developer; or

(v)	Have and execution proceedings threatened or commenced against the Developer; or

(vi)	Is having a provisional liquidator receiver or manager of its business or undertaking duly appointed or possession taken by or on behalf of creditors or debenture holders secured by a floating charge of any property comprised in or subject to the said floating charge;

then in any such event without prejudice to any other rights it may possess, the Owner may by a notice to the Developer sent by registered mail to terminate this Agreement.

16.2	Upon the occurrence of any of the aforesaid events of default, the Owner shall have the right to terminate the Agreement by giving written notice of termination to the Developer and upon such termination:

(a)	The Developer shall within Thirty (30) days from the date of such termination remove all its vehicle, machineries, workman, building materials, rubbish, incidental wastes, debris and such other material as the Owner shall in its absolute discretion detenmine to be removed from the Development site and yield up and vacate the Development site in favour of the Owner.

(b)	Without prejudice to Clause 16.2(c) herein, the Developer shall, if the Owner so direct, remove, demolish and/or tear down or cause to be removed, demolished and/or tom down all the temporary structures erected by the Developer on the Development Site PROVIDED ALWAYS that in the event that the Owner shall decide to keep such temporary structures, the Developer shall not demolish or remove such structure and the Owner shall not in any way be liable to compensate the developer any costs expenses or money for such structures.

(c)	The Owner shall be entitled to engage such other party as developer or contractors to carry out all the works or deal with the said Land or Development in any manner as the Owner shall deem fit and the Owner shall retain the sole and absolute rights interests and benefits over the said Land.

(d)	The Owner shaJI engage a quantity surveyor to determine the value of the work carried out by the Developer on the said Land up to the date of termination of this Agreement and the Owner shall, upon the receipt of the proceeds of sale for the individual units sold to the individual purchasers, pay tG the Developer the amount determined by the said quantity surveyor as works carried out by the Developer in respect of the Development on the said Land on a quantum meruit basis subject to deduction of all or any money disbursed or paid to or on account of the Developer from the Purchasers or the Purchaser’s financiers.

16.3	In the event that the said Land is free of encumbrances on the date of termination, Clause 16.2 (a) to 16.2(d) shall apply and the Developer shall return or cause to be returned all relevant documents of the said Land including but not limited to the original issue document of titles to the said Land free of encumbrances with the Owner’s interest intact and to deliver the vacant possession of the said Land to the Owner within seven (7) days upon the termination of this Agreement.

16.4	In the event that the said Land is subject to any encumbrances attributable to the Developer including but not limited to the charge created under Clause 5.9 of this Agreement to the Developer’s Financier and all the private caveat lodged by the Purchasers or Purchaser’s Financier (if any) or any person attributable to the Developer and Clause 16.2 (a) to !6.2(d) shall apply, and the Developer shall be liable at its own costs and expenses to procure discharge of charge from the Developer’s Financier and to withdraw all private caveat lodged against the said Land shall forward the original issue document of titles to the said Land free of encumbrances with the Owner’s interest intact to the Owner within sixty (60) days from the date of termination or such other extended date to be mutually agreed between the parties, failing which the Owner shall be entitled to claim for the Owner’s Entitlement together with a sum equivalent to Ten percent (10%) of the Owner’s Entitlement as agreed liquidated damage (“Liquidated Damage”) or lo enforce specific performance of this Agreement

17	OWNER’S DEFAULT

17.1	In the event that the owner shall be in default of any of the terms and conditions herein contained, the Developer shall be entitled to the remedy of specific performance.

18,	COMPLIANCE WITH LAW

18.1	In carrying out the Development, the Developer shall strictly comply with all the laws, Acts, Ordinance, Enactment, Rules and Regulations and by-laws now in force in Malaysia.

19	TAXATION

19.1	Each of the parties agrees to bear his/its/their own liability for any taxation chargeable by the Inland Revenue Board of :Malaysia for any tax payable by the respective party pertaining to the Development and the parties hereto hereby agree and undertakes to indemnify the other against any claim suits demand and liability which the party may suffer or sustain as a result of any failure to submit, declare and pay the requisite tax to the appropriate authorities.

20.	GENERAL

20.1	Nothing in this Agreement shall be construed as creating any form partnership between the Owner and the Developer whether in respect of the Development or otherwise.

20.2	All royalties or other sums payable in respect of supply and use in carrying out Works of any patented articles, processes or inventions shall be paid by the Developer which indemnify the Owner from and against all claims, proceedings, damages, costs and expenses which may be brought or made against the Owner which may be put by reason of the Developer infringing or being held to have infringed any patent rights in relations to any such articles, processes and inventions.

20.3	All notice consents or approvals to be given hereunder shall be in writing and shall be sufficiently given to any party if sent registered post or by recorded delivery service addressed to that party’s address hereinabove.

20.4	In the event of any matter arising which is not covered or dealt with by the provisions of this Agreement the parties shall deal with the same in a spirit of mutual co-operation and goodwill with the intent that the Works shall be completed and the Development implemented in the mutual interest and for the mutual benefit of the parties.

20.5	The Developer shall be solely liable to bear all the legal fees for the preparation of and incidental to this Agreement as well as the stamp duty payable on this agreement.

20.6	Words in the singular shall include the plural and vice versa.

20.7	This Agreement shall be binding upon the successors in title and permitted assigns of the Owner and the Developer respectively and no provision, terms or obligations herein contained in this Agreement shall be effected, modified, altered or changed in any respect whatsoever, by any change in the regular status, ownership or management of either the Owner and the Developer herein..

20.8	The Developer shall not in any way or any guise assign, dispose of or surrender its rights under this Agreement to any other party without the written approval of the Owner first had and obtained.

20.9	This Agreement shall be governed by the laws of Malaysia and the parties hereto hereby agree to submit to the exclusive jurisdiction of the Court in Malaysia.

(THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above-written.

THE COMMON SEAL of ) ANTHARAS HILLS SDN BHD (Company No. 201701030338 (1244508-U) Is hereunto affixed in the presence of:	) ) ) )

/s/ Tan Su Cheng		/s/ Ten Ken Yong
DIRECTOR		DIRECTOR
Name: TAN SU CHENG		Name: TEN KEN YONG
NRIC No. 650215-1-5491		NRIC No. 790131-10-5515

THE COMMON SEAL of STRAITS PER.KASA SERVICES SDN BHD (Company No. 199101010348 (220660-M)) Is hereunto affixed in the presence of:	) ) ) )

/s/ Ang Swee Hau		/s/ Yun Wai Har
DIRECTOR		DIRECTOR
Name: ANG SWEE HAU		Name: YUN WAI HAR
NRIC No. 6303306-04-5057		NRIC No. 610828-08-5138